Exhibit 99(a)(1)

guided therapeutics, INC.

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OFFER TO EXCHANGE
warrants to purchase shares of COMMON STOCK

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THE OFFER to exchange and withdrawal rights will expire at 5:00 P.M. Eastern on june 27, 2012, UNLESS WE EXTEND THE OFFER

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Guided Therapeutics, Inc. is referred to in this Offer to Exchange (this “Offer to Exchange”) as “we,” “us” or the “Company” and holders of eligible outstanding warrants are referred to in this Offer to Exchange as “you” or “holder.”

We are offering holders of outstanding warrants exercisable to purchase up to an aggregate of 28,389,336 shares of our common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $0.65 per share, with exercise periods ending either (i) July 26, 2012 (the “2012 Warrants”) or (ii) March 1, 2013 (the “2013 Warrants,” and collectively with the 2012 Warrants, the “Original Warrants”), the opportunity to voluntarily exchange any or all of the Original Warrants for a combination of three types of New Warrants (as defined below), for a limited period of time, upon the terms and subject to the conditions described in this Offer to Exchange (the “Offer”).

Each Original Warrant (to the extent such warrant is tendered) is exchangeable for the following:

(i)	a warrant exercisable for a minimum of one-third and up to a maximum of all of the number of shares of Common Stock for which the Original Warrant is exercisable, as determined in the discretion of the holder of the Original Warrant, with a variable exercise price of $0.40 per share if exercised on or before July 15, 2012, $0.45 per share if exercised between July 16, 2012 and August 15, 2012 (inclusive), and $0.50 per share if exercised after August 15, 2012, and an exercise period ending on September 15, 2012 (“Class 1 New Warrants”);
(ii)	a warrant exercisable for one-half of the number of shares of Common Stock for which the Original Warrant is exercisable that remain (if any) following allocation by the holder to the Class 1 New Warrant, with an exercise price of $0.65 per share and an exercise period ending one year after the end of the exercise period of the Original Warrant (“Class 2 New Warrants”); and
(iii)	a warrant exercisable for one-half of the number of shares of Common Stock for which the Original Warrant is exercisable that remain (if any) following allocation by the holder to the Class 1 New Warrant, with an exercise price of $0.80 per share and an exercise period ending two years after the end of the exercise period of the Original Warrant (“Class 3 New Warrants,” and collectively with the Class 1 and Class 2 New Warrants, the “New Warrants”).

Each New Warrant will be exercisable immediately and will have substantially the same terms and conditions as the respective Original Warrants, except with regard to the exercise price and exercise period, as described above, and as otherwise described in this Offer to Exchange.

The Offer is a one-time offer and your right to exchange your existing Original Warrants for New Warrants with new exercise prices and exercise periods will terminate upon the expiration of the Offer.

The Offer is not conditioned on any minimum number of Original Warrants being tendered and is not conditioned upon any required financing. The Offer is, however, subject to certain customary conditions. See Section 8 “Conditions of the Offer.”

We have provided to you, along with this Offer to Exchange, an Election to Participate, a Notice of Withdrawal and a form of the New Warrants. These materials provide information regarding the Offer and instructions as to how you can participate. You should read all of the materials carefully before you decide whether to tender any of your Original Warrants for exchange.

To participate in the Offer, you must complete and return the accompanying Election to Participate prior to the expiration of the Offer, which is 5:00 p.m. (Eastern) on June 27, 2012 (such time and date, as they may be extended, the “Expiration Date”). You must also return your Original Warrants (or an Affidavit of Lost Warrant) to the Company for cancellation. At any time prior to the Expiration Date, you may withdraw your Election to Participate by submitting a Notice of Withdrawal to the Company, in which case your Original Warrants will be returned promptly to you. If you properly tender (and do not validly withdraw) your Original Warrants on or prior to the Expiration Date, we will issue you New Warrants promptly following the Expiration Date. See Section 6 “Acceptance of Original Warrants and Issuance of New Warrants.”

The Company’s Board of Directors has approved this Offer. However, neither the Company nor any of its directors, officers or employees makes any recommendation to you as to whether you should tender or refrain from tendering your Original Warrants. You must make your own decision as to whether to tender some or all of your Original Warrants. For questions regarding tax implications or other investment-related questions, you should talk to your own attorney, accountant and/or financial planner.

Any questions concerning this Offer to Exchange or any other document accompanying or referred to in this Offer to Exchange, or to request additional copies of any such documents, may be directed to the Company at Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley, or by telephone at (770) 242-8723.

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May 30, 2012

- ii -

1.	Purpose of the Offer	9
2.	Eligibility	9
3.	Exchange of Original Warrants for New Warrants	10
4.	Number of Original Warrants	11
5.	Procedures for Tendering Original Warrants	11
6.	Acceptance of Original Warrants and Issuance of New Warrant	12
7.	Extension of Offer; Termination; Amendment	13
8.	Conditions of the Offer	13
9.	Market for Our Common Stock	15
10.	Description of Warrants	16
11.	Information Concerning Guided Therapeutics	16
12.	Interests of Directors and Executive Officers; Transactions and Arrangements
	Concerning the Original Warrants and Our Common Stock	19
13.	Legal Matters; Regulatory Approval	20
14.	Certain United States Federal Income Tax Considerations	20
15.	Fees and Expenses	25
16.	Additional Information	25
17.	Miscellaneous	26

- iii -

SUMMARY OF TERMS

The following Summary of Terms contains the material terms of the Offer. We urge you to read it carefully. We also urge you to read carefully the remainder of this Offer to Exchange because it contains additional important information not contained in this Summary of Terms.

Q1.              WHAT IS THE OFFER?

We are offering holders of outstanding Original Warrants the opportunity to voluntarily exchange any or all of their Original Warrants for New Warrants, for a limited period of time, upon the terms and subject to the conditions described in this Offer to Exchange.

Each Original Warrant is exchangeable for a combination of three types of New Warrants. Each holder that tenders an Original Warrant in the Offer may elect, in such holder’s discretion, the allocation between each type of New Warrant, provided that (i) the Class 1 New Warrant must be exercisable for a minimum of one-third and may be exercisable for up to a maximum of all of the number of shares of Common Stock for which the Original Warrant (to the extent tendered) is exercisable, and (ii) each of the Class 2 New Warrant and Class 3 New Warrant will be exercisable for one-half (divided as evenly as possible in the Company’s discretion in order to avoid fractional shares) of the number of shares of Common Stock for which the Original Warrant (to the extent tendered) is exercisable that remain (if any) following allocation by the holder of shares to the Class 1 New Warrant.

The New Warrants will be exercisable immediately, but will have different exercise prices and exercise periods. Class 1 New Warrants will have a variable exercise price of $0.40 per share if exercised on or before July 15, 2012, $0.45 per share if exercised between July 16, 2012 and August 15, 2012 (inclusive), and $0.50 per share if exercised after August 15, 2012, and an exercise period ending on September 15, 2012, Class 2 New Warrants will have an exercise price of $0.65 per share and an exercise period ending on the date that is one year after the end of the exercise period of the corresponding Original Warrant, and Class 3 New Warrants will have an exercise price of $0.80 per share and an exercise period ending on the date that is two years after the end of the exercise period of the corresponding Original Warrant.

The table below indicates, by type of Original Warrant, the exercise price per share of Common Stock and exercise period of the corresponding New Warrants for which holders may exchange their Original Warrants during the term of this Offer.

New Warrants
Original Warrants	Class 1	Class 2	Class 3
2012 Warrants Exercise price: - $0.65 per share Expire: - July 26, 2012

Exercise price:
Variable:
- $0.40 per share if exercised on or before July 15, 2012
- $0.45 per share if exercised between July 16, 2012 and August 15, 2012 (inclusive)
- $0.50 per share if exercised after August 15, 2012

Expire:
- September 15, 2012

		Exercise price: - $0.65 per share Expire: - July 26, 2013	Exercise price: - $0.80 per share Expire: - July 26, 2014
2013 Warrants Exercise price: - $0.65 per share Expire: - March 1, 2013

Exercise price:
Variable:
- $0.40 per share if exercised on or before July 15, 2012
- $0.45 per share if exercised between July 16, 2012 and August 15, 2012 (inclusive)
- $0.50 per share if exercised after August 15, 2012

Expire:
- September 15, 2012

		Exercise price: - $0.65 per share Expire: - March 1, 2014	Exercise price: - $0.80 per share Expire: - March 1, 2015

Each type of New Warrant will have substantially the same terms and conditions as the Original Warrants, except with regard to the exercise price and exercise period of the warrants and as otherwise described in Section 10 “Description of Warrants.”

If you properly tender (and do not validly withdraw) your Original Warrants on or prior to the Expiration Date, we will issue you New Warrants promptly following the Expiration Date. See Section 6 “Acceptance of Original Warrants and Issuance of New Warrants.”

Q2.              WHY ARE WE MAKING THE OFFER?

The purpose of the Offer is to raise additional capital to support the Company’s operations by encouraging participating holders to exercise the New Warrants at various times through March 1, 2015. We intend to apply any proceeds received in connection with the subsequent exercise of the New Warrants to increase inventory of our LuViva advanced cervical device to meet current demand for the product, expand its international marketing and sales efforts, continue to seek FDA approval for the LuViva device and begin phase 2 multicenter clinical trials of a non-invasive test for Barrett’s Esophagus using the same technology platform. However, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes.

Q3.              IS THE OFFER CONDITIONED ON THE OCCURRENCE OR NON-OCCURRENCE OF ANY EVENTS?

The Offer is not conditioned on a minimum number of Original Warrants being tendered and is not conditioned upon any required financing. However, the Offer is subject to a number of customary conditions with regard to events that could occur prior to the Expiration Date. The events include, among other things:

•	a lawsuit challenging the Offer; or
•	a third-party tender offer for our Common Stock or other acquisition proposal.

Once the Offer has expired, the conditions will no longer apply. For more information, see Section 8 “Conditions of the Offer.”

Q4.              WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

All holders of outstanding Original Warrants are eligible to participate in the Offer.

Q5.              ARE YOU OBLIGATED TO PARTICIPATE IN THE OFFER? IF YOU CHOOSE NOT TO PARTICIPATE, DO YOU HAVE TO DO ANYTHING?

No. You do not have to participate in the Offer, and there will be no repercussions if you choose not to participate in the Offer. The decision is entirely up to you, and we cannot advise you of what action you should take. If you decide not to participate in the Offer, you do not need to do anything, and your Original Warrants will remain outstanding on their current terms until they expire or you exercise them.

Q6.              IF YOU CHOOSE TO PARTICIPATE IN THE OFFER, DO YOU HAVE TO TENDER ALL OF YOUR ORIGINAL WARRANTS, OR CAN YOU JUST TENDER SOME OF THEM?

You are not required to tender all of your Original Warrants. If you tender less than all of your Original Warrants, the remaining Original Warrants not tendered will remain outstanding until they expire by their current terms or you exercise them. If you deliver an Original Warrant but indicate on your Election to Participate that you are tendering only a portion of your Original Warrant, we will reissue you an Original Warrant for the balance of the Original Warrant not tendered promptly following the Expiration Date.

Q7.              WHAT SHOULD YOU DO TO TENDER YOUR ORIGINAL WARRANTS?

If you decide to tender your Original Warrants, you must properly mail or otherwise deliver to the Company, by the Expiration Date:

•	a properly completed, signed and dated Election to Participate; and
•	your signed Original Warrants (or an Affidavit of Lost Warrant).

See Section 5 “Procedures for Tendering Original Warrants.”

This is a one-time offer and we will not accept late tenders under any circumstances. We reserve the right to reject any or all tenders that we determine are incomplete, not in appropriate form or that we determine are unlawful to accept, subject to the judgment of a court of competent jurisdiction to the contrary. Subject to our rights to extend, terminate and amend the Offer, we presently expect that promptly after the Expiration Date, we will issue New Warrants to purchase the number of shares of our Common Stock for which your Original Warrants were exchanged.

Elections to Participate and the accompany Original Warrants should be sent to: Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley. Please note that delivery of your Election to Participate by facsimile will not be accepted.

The acceptable method of delivery of all documents is by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the Expiration Date.

Your tender of Original Warrants pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer.

Q8.              CAN YOU WITHDRAW YOUR PREVIOUSLY TENDERED ORIGINAL WARRANTS?

Yes. To withdraw your tendered Original Warrants, you must properly complete, sign and date the Notice of Withdrawal included with this Offer to Exchange and mail or otherwise deliver it to the Company by the Expiration Date.

Notices of Withdrawal should be sent to: Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley. Please note that delivery of your Notice of Withdrawal by facsimile will not be accepted.

Once you have withdrawn your tendered Original Warrants, you may re-tender your Original Warrants only by again following the delivery procedures described in this Offer to Exchange before the Expiration Date.

See Section 5 “Procedures for Tendering Original Warrants.”

Q9.              WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED AND, IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

The Expiration Date of the Offer is 5:00 p.m. (Eastern) on June 27, 2012. Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. (Eastern) on the business day immediately following the Expiration Date. See Section 7 “Extension of Offer; Termination; Amendment.”

Q10.           WILL THE SHARES OF COMMON STOCK UNDERLYING THE NEW WARRANTS BE ELIGIBLE FOR RESALE WITHOUT RESTRICTION?

Unlike the shares of Common Stock issuable upon exercise of the Original Warrants, the shares of Common Stock issuable upon exercise of the New Warrants have not been registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), and we will have no obligation to do so. Notwithstanding this, we intend to file a registration statement to register the shares of Common Stock issuable upon exercise of the New Warrants as soon as practicable following completion of the Offer. Resales of the shares of Common Stock underlying the New Warrants may only be made at such time as they are either registered for resale under the Securities Act or an exemption from registration under the Securities Act is available. See “Certain Risks of Participating in the Offer” and Section 10 “Description of Warrants.” Neither the Original Warrants nor the New Warrants are, or will be, registered and there is no established trading market for the Original Warrants or the New Warrants.

Q11.           WHAT ARE THE TAX CONSEQUENCES OF YOU TENDERING YOUR ORIGINAL WARRANTS PURSUANT TO THE OFFER?

As discussed under Section 14 “Certain United States Federal Income Tax Considerations” in this Offer to Exchange, we believe that you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of Original Warrants for New Warrants pursuant to the Offer.

You should consult with your own personal advisors as to the tax consequences of your participation in the Offer. Tax consequences may vary depending on your individual circumstances.

Q12.           WHAT DO WE AND OUR DIRECTORS, OFFICERS AND EMPLOYEES THINK OF THE OFFER?

Neither we nor any of our directors, officers or employees are making any recommendation to you as to whether you should tender or refrain from tendering your Original Warrants. You must make your own decision as to whether to tender some or all of your Original Warrants. Certain of our directors and executive officers hold Original Warrants that are eligible to participate in the Offer. The terms of the Offer are equally applicable to such directors and officers. The Offer was unanimously approved by our Board of Directors, upon the recommendation, after due deliberation, of all of those directors who do not hold Original Warrants and are therefore disinterested with respect to the Offer. We expect that some or all of our directors and officers will participate in the Offer. See Section 12 “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock.”

Q13.	WHO CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

We cannot and will not provide you any advice regarding your decision whether to tender your Original Warrants. Any questions concerning this Offer to Exchange or any other document accompanying or referred to in this Offer to Exchange, or to request additional copies of any such documents may be directed to the Company at Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley, or by telephone at (770) 242-8723.

IMPORTANT NOTICES

The securities being offered pursuant to this Offer to Exchange are being offered pursuant to exemptions provided by Section 3(a)(9) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. The New Warrants will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws.

This Offer to Exchange has been prepared solely for the benefit of holders of Original Warrants. Distribution of this Offer to Exchange to any person other than such holders and those persons retained to advise such holders is unauthorized and any reproduction of this Offer to Exchange or related documents, in whole or in part, is prohibited.

Neither we nor any of our directors, officers or employees are making any recommendation to you as to whether you should tender or refrain from tendering your Original Warrants. You must make your own decision as to whether to tender some or all of your Original Warrants.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Original Warrants. You should rely only on the information contained in this document or the other documents related to the offer referred to herein.

We are not making, and will not make, the Offer to holders of Original Warrants in any state or other jurisdiction in which the Offer would not be in compliance with the laws of such state or other jurisdiction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this Offer to Exchange that express “belief,” “anticipation” or “expectation,” as well as other statements that are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those identified in the following “Certain Risks of Participating in the Offer” and elsewhere in this Offer to Exchange. Examples of these uncertainties and risks include, but are not limited to:

•	access to sufficient debt or equity capital to meet our operating and financial needs;
•	the effectiveness and ultimate market acceptance of our products;
•	whether our products in development will prove safe, feasible and effective;
•	whether and when we or any potential strategic partners will obtain approval from the U.S. Food and Drug Administration (“FDA”) and corresponding foreign agencies;
•	our need to achieve manufacturing scale-up in a timely manner, and our need to provide for the efficient manufacturing of sufficient quantities of our products;
•	the lack of immediate alternate sources of supply for some critical components of our products;
•	our patent and intellectual property position;
•	the need to fully develop the marketing, distribution, customer service and technical support and other functions critical to the success of our product lines;
•	the dependence on potential strategic partners or outside investors for funding, development assistance, clinical trials, distribution and marketing of some of our products; and
•	other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission (“SEC”).

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Any investment in the Company is subject to risks inherent to our business. You should carefully consider the following important risks and uncertainties, as well as those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 (our “Annual Report”), filed with the SEC on March 28, 2012, before exchanging your Original Warrants for New Warrants in this Offer. If any of the events described in the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our Common Stock could decline significantly, and you might lose all or part of your investment.

A substantial number of shares of our Common Stock are issuable upon exercise of outstanding warrants, the exercise of which will substantially reduce the percentage ownership of holders of our currently outstanding shares of Common Stock, and the sale of which may cause a decline in the price at which shares of our Common Stock can be sold.

As of the date hereof, we have outstanding exercisable warrants to purchase an aggregate of 30,751,312 shares of our Common Stock, of which:

•	warrants to purchase 28,389,336 shares of Common Stock are immediately exercisable at a price of $0.65 per share;
•	warrants to purchase 2,070,000 shares of Common Stock are immediately exercisable at a price of $0.01 per share;
•	warrants to purchase 6,790 shares of Common Stock are immediately exercisable at a price of $1.01 per share; and
•	warrants to purchase 285,186 shares of Common Stock are immediately exercisable at a price of $1.05 per share.

The issuance of all or substantially all additional shares of Common Stock that are issuable upon exercise of our outstanding warrants would substantially reduce the percentage equity ownership of holders of shares of our Common Stock. In addition, the exercise of a significant number of warrants, and subsequent sale of shares of Common Stock received upon such exercise, could cause a sharp decline in the market price of our Common Stock.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer.

Although our Board of Directors has approved the Offer, it makes no recommendation as to whether holders of Original Warrants should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer. We cannot assure you that the value of the shares issued upon exercise of the New Warrants will in the future equal or exceed the exercise price per share of the New Warrants.

If you choose to participate in the Offer, a portion of your New Warrants will have a variable exercise price and expire September 15, 2012.

If you exchange your Original Warrants for New Warrants, you will receive Class 1 New Warrants. Your Class 1 New Warrants (equal to a minimum of one-third of all of your New Warrants) will have an exercise period ending on September 15, 2012, shortly following the Expiration Date, and will expire unless you exercise them on or prior to that date. In addition, the exercise price of your Class 1 New Warrants will be variable depending upon the date such warrants are exercised. If exercised on or before July 15, 2012, the Class 1 New Warrants will have an exercise price of $0.40 per share, if exercised between July 16, 2012 and August 15, 2012 (inclusive), such warrants will have an exercise price of $0.45 per share, and if exercised after August 15, 2012, such warrants will have an exercise price of $0.50 per share. In order to exercise your New Warrants, including Class 1 New Warrants, you will be required to pay the applicable exercise price in cash, as neither the Original Warrants nor the New Warrants permit cashless exercises.

Income tax consequences of participation in the Offer to Exchange.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of exchanging the Original Warrants for New Warrants pursuant to the Offer. If the IRS were to successfully assert that the exchange of your Original Warrants for New Warrants does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, you would be required to recognize capital gain or loss equal to the difference between the fair market value of the New Warrants received and your tax basis in the Original Warrants. See Section 14 “Certain United States Federal Income Tax Considerations.”

If we do not or are unable to file and obtain effectiveness of a registration statement to register the shares of Common Stock issuable upon exercise of the New Warrants, such shares of Common Stock will remain subject to restrictions on resale under the Securities Act.

Unlike the shares of Common Stock issuable upon exercise of the Original Warrants, the shares of Common Stock issuable upon exercise of the New Warrants have not been registered for resale under the Securities Act and we will have no obligation to do so. Resales of the shares of Common Stock underlying the New Warrants may only be made at such time as they are either registered for resale under the Securities Act or an exemption from registration under the Securities Act is available.

THE OFFER

1.	Purpose of the Offer

The purpose of the Offer is to raise additional capital to support the Company’s operations by encouraging participating holders to exercise the New Warrants at various times through March 1, 2015. We intend to apply any proceeds received in connection with the subsequent exercise of the New Warrants to increase inventory of our LuViva advanced cervical device to meet current demand for the product, expand its international marketing and sales efforts, continue to seek FDA approval for the LuViva device and begin phase 2 multicenter clinical trials of a non-invasive test for Barrett’s Esophagus using the same technology platform. However, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes.

We believe that the cost of completing this Offer will be lower than the cost of conducting a private placement or public offering of our securities. In addition, we can raise the funds to be received upon exercise of the New Warrants by anyone electing to accept this Offer without diluting our existing stockholders’ percentage of ownership in the Company, as calculated on a fully diluted basis.

We have no current intention to conduct another offer to promote the tender of Original Warrants, although we reserve the right to do so in the future. You should take this into account in deciding whether to participate and tender your Original Warrants pursuant to this Offer to Exchange.

Neither we nor any of our directors, officers or employees are making any recommendation to you as to whether you should tender or refrain from tendering your Original Warrants. You must make your own decision as to whether to tender some or all of your Original Warrants. Please see “Certain Risks of Participating in the Offer” in this Offer to Exchange for additional information.

2.	Eligibility

We are offering holders of outstanding Original Warrants the opportunity to voluntarily exchange any or all of their Original Warrants for New Warrants, for a limited period of time, upon the terms and subject to the conditions described in this Offer to Exchange. This Offer to Exchange and the related Election to Participate will be mailed to record holders of Original Warrants whose names appear on our warrant holder list.

Each Original Warrant is exchangeable for a combination of three types of New Warrants. Each holder that tenders an Original Warrant in the Offer may elect, in such holder’s discretion, the allocation between each type of New Warrant, provided that (i) the Class 1 New Warrant must be exercisable for a minimum of one-third and may be exercisable for up to a maximum of all of the number of shares of Common Stock for which the Original Warrant (to the extent tendered) is exercisable, and (ii) each of the Class 2 New Warrant and Class 3 New Warrant will be exercisable for one-half (divided as evenly as possible in the Company’s discretion in order to avoid fractional shares) of the number of shares of Common Stock for which the Original Warrant (to the extent tendered) is exercisable that remain (if any) following allocation by the holder of shares to the Class 1 New Warrant.

By way of example, a holder of an Original Warrant exercisable for 100 shares of Common Stock who elects to tender in full the Original Warrant in the Offer may elect to receive a Class 1 New Warrant exercisable for 50 shares of Common Stock, in which case each of the Class 2 New Warrant and Class 3 New Warrant the holder receives will be exercisable for 25 shares of Common Stock.

The New Warrants will be exercisable immediately, but will have different exercise prices and exercise periods. Class 1 New Warrants will have a variable exercise price of $0.40 per share if exercised on or before July 15, 2012, $0.45 per share if exercised between July 16, 2012 and August 15, 2012 (inclusive), and $0.50 per share if exercised after August 15, 2012, and an exercise period ending on September 15, 2012, Class 2 New Warrants will have an exercise price of $0.65 per share and an exercise period ending on the date that is one year after the end of the exercise period of the corresponding Original Warrant, and Class 3 New Warrants will have an exercise price of $0.80 per share and an exercise period ending on the date that is two years after the end of the exercise period of the corresponding Original Warrant.

The table below indicates, by type of Original Warrant, the exercise price per share of Common Stock and exercise period of the corresponding New Warrants for which holders may exchange their Original Warrants during the term of this Offer.

New Warrants
Original Warrants	Class 1	Class 2	Class 3
2012 Warrants Exercise price: - $0.65 per share Expire: - July 26, 2012

Exercise price:
Variable:
- $0.40 per share if exercised on or before July 15, 2012
- $0.45 per share if exercised between July 16, 2012 and August 15, 2012 (inclusive)
- $0.50 per share if exercised after August 15, 2012

Expire:
- September 15, 2012

		Exercise price: - $0.65 per share Expire: - July 26, 2013	Exercise price: - $0.80 per share Expire: - July 26, 2014
2013 Warrants Exercise price: - $0.65 per share Expire: - March 1, 2013

Exercise price:
Variable:
- $0.40 per share if exercised on or before July 15, 2012
- $0.45 per share if exercised between July 16, 2012 and August 15, 2012 (inclusive)
- $0.50 per share if exercised after August 15, 2012

Expire:
- September 15, 2012

		Exercise price: - $0.65 per share Expire: - March 1, 2014	Exercise price: - $0.80 per share Expire: - March 1, 2015

Each type of New Warrant will have the same terms and conditions as the Original Warrants, except with regard to the exercise price and exercise period of the warrants and the fact that, unlike the shares of Common Stock issuable upon exercise of the 2013 Warrants, the shares of Common Stock issuable upon exercise of the New Warrants will not be covered by any registration rights agreement. See Section 10 “Description of Warrants.”

If you properly tender (and do not validly withdraw) your Original Warrants on or prior to the Expiration Date, we will issue you New Warrants promptly following the Expiration Date. See Section 6 “Acceptance of Original Warrants and Issuance of New Warrants.”

We are not making, and will not make, the Offer to holders of Original Warrants in any state or other jurisdiction in which the Offer would not be in compliance with the laws of such state or other jurisdiction.

The Offer is only being made for outstanding, unexercised Original Warrants and does not in any way apply to shares previously purchased, whether upon the exercise of Original Warrants or otherwise, nor does it apply to any of our other outstanding warrants or stock options. If you have previously exercised an Original Warrant, that Original Warrant is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Original Warrant in part, the remaining unexercised portion of that Original Warrant is outstanding and may be tendered for exchange in connection with the Offer. Original Warrants for which you have properly submitted an exercise form and the exercise price prior to the date of the commencement of the Offer will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

3.	Exchange of Original Warrants for New Warrants

By properly tendering (and not validly withdrawing) your Original Warrants for exchange, assuming such Original Warrants are accepted by the Company pursuant to the terms of the Offer, your Original Warrants will be considered to have been exchanged for New Warrants concurrently with the expiration of the Offer. We will issue New Warrants to purchase the number of shares of our Common Stock for which your Original Warrants were exchanged promptly following the Expiration Date and the Original Warrants will be cancelled.

You are not required to tender all of your Original Warrants. If you tender less than all of your Original Warrants, however, the remaining Original Warrants not tendered will remain outstanding on their current terms until they expire or you exercise them. If you deliver an Original Warrant but indicate on your Election to Participate that you are tendering only a portion of your Original Warrant, we will reissue you an Original Warrant for the balance of the Original Warrant not tendered promptly following the Expiration Date. The reissued Original Warrant will reflect the Original Warrant terms in all other respects.

4.	Number of Original Warrants

There are outstanding Original Warrants exercisable to purchase up to an aggregate of 28,389,336 shares of our Common Stock at an exercise price of $0.65 per share, 12 of which are 2012 Warrants with exercise periods ending on July 26, 2012, exercisable for an aggregate of 2,686,523 shares, and 118 of which are 2013 Warrants with exercise periods ending on March 1, 2013, exercisable for an aggregate of 25,702,813 shares.

The Offer is not conditioned on any minimum number of Original Warrants being tendered and is not conditioned upon any required financing. The Offer is, however, subject to certain customary conditions. See Section 8 “Conditions of the Offer.”

We will not accept any Original Warrants for exchange that have not been properly tendered in accordance with the terms and conditions set forth in this Offer to Exchange. We will return to the tendering warrant holders any Original Warrants that we do not accept in the Offer at our expense promptly after the Expiration Date.

5.	Procedures for Tendering Original Warrants

You do not have to participate in the Offer, and there are no repercussions if you choose not to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything and your Original Warrants will remain outstanding until they expire by their terms or you exercise them.

Proper Tender of Original Warrants

To participate in the Offer, you must properly complete, sign and date the Election to Participate included with this Offer to Exchange and mail or otherwise deliver it to us, with your Original Warrants (or an Affidavit of Lost Warrant), so that we receive them no later than the Expiration Date, 5:00 p.m. (Eastern) on June 27, 2012 (or such later date and time as we may extend the expiration of the Offer), at: Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley. Please note that delivery of the Election to Participate by facsimile will not be accepted.

The Election to Participate should clearly indicate the portion, based on underlying shares of Common Stock, of each Original Warrant you are tendering and your designated allocation of such shares as Class 1 New Warrants pursuant to the terms and conditions set forth in this Offer to Exchange. Failure to designate what portion of an Original Warrant is to be tendered will be deemed a tender of all of such Original Warrant. Failure to designate an amount of Class 1 New Warrants in excess of one-third of the underlying shares will be deemed an election of one-third of the underlying shares.

The Election to Participate must be executed by the record holder of the tendered Original Warrants. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election to Participate.

If you do not submit an Election to Participate for your Original Warrants prior to the Expiration Date, or if you submit an incomplete or incorrectly completed Election to Participate, you will be considered to have rejected the Offer.

The acceptable method of delivery of all documents is by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the Expiration Date. Delivery will be deemed made only when actually received by us.

Withdrawal Rights

You may change your election and withdraw from the Offer your tendered Election to Participate and Original Warrants only if you properly complete, sign and date the Notice of Withdrawal included with this Offer to Exchange and mail or otherwise deliver the Notice of Withdrawal to us so that we receive it no later than the Expiration Date, 5:00 p.m. (Eastern) on June 27, 2012 (or such later date and time as we may extend the expiration of the Offer), at: Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley. Please note that delivery of the Notice of Withdrawal by facsimile will not be accepted.

The Notice of Withdrawal must be executed by the record holder of the Original Warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Notice of Withdrawal.

You may also withdraw your tendered Election to Participate and Original Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for payment within 40 business days from the commencement of the Offer.

The acceptable method of delivery of all documents is by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the Expiration Date. Delivery will be deemed made only when actually received by us.

Once you have withdrawn your tendered Election to Participate and Original Warrants, you may re-tender before the expiration of the Offer only by again following the delivery procedures described in this Offer to Exchange.

Determination of Validity; Rejection of Original Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our sole discretion, all questions as to form, validity, including time of receipt, and acceptance of any tender of Original Warrants or withdrawal of tendered Original Warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered Original Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made, subject to the judgment of a court of competent jurisdiction to the contrary. We may waive, as to all eligible warrant holders, any defect or irregularity in any tender with respect to any particular Original Warrant. We may also waive any of the conditions of the Offer to Exchange, so long as such waiver is made with respect to all warrant holders. No tender of Original Warrants or withdrawal of tendered Original Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrant holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

6.	Acceptance of Original Warrants and Issuance of New Warrants

Upon the terms and subject to the conditions of the Offer, we expect, upon and as of the Expiration Date, to:

•	accept for exchange all properly tendered and not validly withdrawn Original Warrants; and
•	treat all such tendered Original Warrants as exchanged for New Warrants in the appropriate form provided with this Offer to Exchange.

Promptly after the expiration of the Offer, we will issue New Warrants to purchase that number of shares of our Common Stock for which your Original Warrants were exchanged and the Original Warrants will be cancelled. If we withdraw the Offer or if, at the Expiration Date, we do not accept the tender of your Original Warrants for any valid reason described in this Offer to Exchange, we will promptly return to you your tendered Original Warrants. If you tender for exchange only a portion of an Original Warrant according to the procedures described in this Offer to Exchange, we will promptly reissue an Original Warrant for the balance of the Original Warrant not tendered by you and reflecting the Original Warrant terms in all other respects.

By properly tendering (and not validly withdrawing) your Original Warrants, you will have accepted the Offer. Our acceptance of your Original Warrants for tender will form a binding agreement between you and us upon the terms and subject to the conditions set forth in this Offer to Exchange upon the expiration of the Offer.

If you elect not to participate in the Offer, your Original Warrants will remain outstanding until they expire or you exercise them, and you will not have any rights to New Warrants.

7.	Extension of Offer; Termination; Amendment

The Expiration Date is currently scheduled to be 5:00 p.m. (Eastern) on June 27, 2012. Although we do not currently intend to do so, we may, at any time and at our discretion, extend the period of time during which the Offer is open and delay accepting any tendered Original Warrants. If we extend the Offer, we will continue to accept properly completed Elections to Participate until the new Expiration Date.

Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 a.m. (Eastern) on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the Offer to Exchange will be disseminated promptly to holders of Original Warrants in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we:

•	increase or decrease the exercise price of the New Warrants to be exchanged for Original Warrants in connection with this Offer; or
•	increase or decrease the number of Original Warrants eligible to participate in this Offer; or
•	make any other material amendment to the terms of this Offer; and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified herein, we will extend the Offer until the expiration of such ten-business day period. For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight (Eastern).

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Offer, to terminate or amend the Offer and to postpone our acceptance of any tendered Original Warrant upon the occurrence of any of the conditions specified under Section 8 “Conditions of the Offer” of this Offer to Exchange, by, in addition to the procedure set forth herein, giving oral or written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered Original Warrants is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Original Warrants tendered promptly after termination or withdrawal of a tender offer.

If we materially change the terms of the Offer or the information set forth in this Offer to Exchange, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information set forth in this Offer to Exchange, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

8.	Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept any tendered Original Warrants, and we may terminate or amend the Offer, or postpone our acceptance of any tendered Original Warrants, in each case,subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with the acceptance of the tendered Original Warrants:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the issuance of New Warrants, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance of the Original Warrants tendered for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;
•	delay or restrict our ability, or render us unable, to accept for exchange, some or all of the Original Warrants tendered for exchange;
•	materially impair the benefits we hope to receive as a result of the Offer; or
•	materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us, including any position adopted by the SEC that this Offer jeopardizes or invalidates the exemption from the requirement to register securities under the Securities Act upon which we relied when selling the Original Warrants;

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;
•	any significant decrease in the market price of the shares of our Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our Common Stock;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d) a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange;
•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or
•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer.

In addition to the foregoing, we may waive any of the conditions to the Offer, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our sole discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons, subject to the judgment of any court of competent jurisdiction to the contrary.

9.	Market for Our Common Stock

Our common stock is dually listed on the OTCBB and the OTCQB quotation systems under the ticker symbol “GTHP.” As of May 8, 2012, the number of record holders of our Common Stock was 173 and the number of shares of Common Stock outstanding was 52,946,645.

The high and low sales prices for the first quarter of 2012 and calendar years 2011 and 2010, as reported by the OTCBB, are as follows:

	2012		2011		2010
	High	Low	High	Low	High	Low
First Quarter	$1.84	$0.43	$1.46	$0.77	$1.43	$0.72
Second Quarter			$1.07	$0.85	$1.00	$0.68
Third Quarter			$1.00	$0.74	$0.90	$0.77
Fourth Quarter			$1.52	$0.69	$0.89	$0.73

We have not paid any dividends since our inception and do not intend to pay any dividends in the foreseeable future.

10.	Description of Warrants

We have issued warrants to purchase our Common Stock from time to time in connection with certain financing arrangements. Currently, there are warrants exercisable for an aggregate of 30,751,312 shares of Common Stock outstanding. The Original Warrants are exercisable for 28,389,336 of these shares and have an exercise price of $0.65 per share. See Section 4 “Number of Original Warrants.” In addition, warrants exercisable for 2,070,000 of these shares have an exercise price of $0.01 per share and expire on March 1, 2013, warrants exercisable for 6,790 of these shares have an exercise price of $1.01 per share and expire on September 10, 2015, and warrants exercisable for 285,186 of these shares have an exercise price of $1.05 per share and expire on November 20, 2016. All outstanding warrant agreements provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure. Through March 31, 2012, we have received approximately $1.3 million from warrant holders exercising their warrants and would generate a total of approximately $18.4 million in cash, assuming full exercise of all currently outstanding warrants. During the quarter ended March 31, 2012, we issued 212,804 shares of Common Stock in connection with warrant exercises.

The New Warrants will be exercisable immediately, but will have different exercise prices and exercise periods. Class 1 New Warrants will have a variable exercise price of $0.40 per share if exercised on or before July 15, 2012, $0.45 per share if exercised between July 16, 2012 and August 15, 2012 (inclusive), and $0.50 per share if exercised after August 15, 2012, and an exercise period ending on September 15, 2012, Class 2 New Warrants will have an exercise price of $0.65 per share and an exercise period ending on the date that is one year after the end of the exercise period of the corresponding Original Warrant, and Class 3 New Warrants will have an exercise price of $0.80 per share and an exercise period ending on the date that is two years after the end of the exercise period of the corresponding Original Warrant. Each type of New Warrant will have the same terms and conditions as the Original Warrants, except with regard to the exercise price and exercise period of the warrants and as otherwise described below.

We would expect that holders electing to tender their Original Warrants in our Offer will do so with respect to all of their Original Warrants. To the extent, however, that holders do not tender all of their Original Warrants, the terms of their Original Warrants will remain unchanged.

Neither the Original Warrants nor the New Warrants are, or will be, registered and there is no established trading market for the Original Warrants or the New Warrants. In addition, the shares of Common Stock issuable upon exercise of the New Warrants have not been registered for resale under the Securities Act. The 2013 Warrants, issued pursuant to a loan agreement first executed on March 1, 2007, were covered by the registration rights provisions constituting part of such loan agreement. Accordingly, we previously registered for resale by the holders of the 2013 Warrants (and the 2012 Warrants) the shares of Common Stock underlying such Original Warrants. Although we intend to file a registration statement to register the shares of Common Stock issuable upon exercise of the New Warrants as soon as practicable following completion of the Offer, we will have no obligation to do so. Resales of the shares of Common Stock underlying the New Warrants may only be made at such time as they are either registered for resale under the Securities Act or an exemption from registration under the Securities Act is available.

11.	Information Concerning Guided Therapeutics

We are a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. Our primary focus is the development of our LuViva™ non-invasive cervical cancer detection device and extension of our cancer detection technology into other cancers, especially lung and esophageal. Our technology, including products in research and development, primarily relate to biophotonics technology for the non-invasive detection of cancers, including cervical cancer.

We are a Delaware corporation, originally incorporated in 1992 under the name “SpectRx, Inc.,” and, on February 22, 2008, changed our name to Guided Therapeutics, Inc. At the same time, we renamed our majority owned subsidiary, InterScan, which originally had been incorporated as “Guided Therapeutics.”

Since our inception, we have raised capital through the private sale of preferred stock and debt securities, public and private sales of common stock, funding from collaborative arrangements, and grants.

Our prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. We have experienced operating losses since our inception and, as of March 31, 2012, we have an accumulated deficit of about $86.1 million. To date, we have engaged primarily in research and development efforts. We do not have significant experience in manufacturing, marketing or selling our products. Our development efforts may not result in commercially viable products and we may not be successful in introducing our products. Moreover, required regulatory clearances or approvals may not be obtained in a timely manner, or at all. Our products may not ever gain market acceptance and we may not ever generate significant revenues or achieve profitability. The development and commercialization of our products requires substantial development, regulatory, sales and marketing, manufacturing and other expenditures. We expect our operating losses to continue through at least the end of 2012 as we continue to expend substantial resources to introduce LuViva, further the development of our other products, obtain regulatory clearances or approvals, build our marketing, sales, manufacturing and finance organizations and conduct further research and development.

Our product revenues to date have been limited. In 2011 and 2010, the majority of our revenues were from private sales of our common stock, grants from the National Cancer Institute and our collaborative arrangements with Konica Minolta. We expect that the majority of our revenue in 2012 will be derived from similar sources.

Non-Invasive Cervical Cancer Detection

We believe our LuViva cervical cancer detection device will provide a less invasive and painless alternative to conventional tests for cervical cancer detection. We also believe LuViva can improve patient well-being and reduce healthcare costs, since it reduces or eliminates pain, is convenient to use and provides rapid results at the point-of-care. We completed enrollment in our FDA pivotal trial of LuViva in 2008 and on November 18, 2010, the FDA accepted our completed premarket approval (“PMA”) application, effective September 23, 2010, for substantive review. On March 7, 2011, we announced that the FDA had inspected two clinical trial sites as part of its review process and raised no formal compliance issues. On January 12, 2012, we announced our intent to seek an independent panel review of our PMA application after receiving a “not-approvable” letter from the FDA. Assuming we receive FDA approval in 2012, we currently anticipate an early 2013 product launch, but cannot be assured we will be able to launch on that timetable, or at all.

Other Cancers

We believe our non-invasive cervical cancer detection technology can be applied to other cancers as well. To that end, we are working with Konica Minolta to adapt our cervical cancer detection technology for detection of lung cancer and esophageal cancer.

Recent Developments

On April 16, 2012, the Board of Directors appointed Linda Rosenstock, MD, MPH, as a director of the Company, effective immediately. The addition of Dr. Rosenstock increases the size of the Board of Directors to seven. She will stand for election at our Annual Stockholder’s Meeting scheduled for June 15, 2012. In connection with her appointment, the Board of Directors awarded Dr. Rosenstock with options to purchase 75,000 shares of Common Stock under the Company’s 1995 stock plan. The options have an exercise price of $0.81 per share. One-quarter of the options are immediately exercisable, and the remainder will vest in equal monthly installments through year end 2012.

On March 7, 2012 we received notice from Konica Minolta Opto indicating that the esophageal cancer program and budget was likely to be approved for their fiscal year May 1, 2012 to April 30, 2013. On April 1, 2012 the research and development arm of Konica Minolta Opto was transferred to the general R&D division of Konica Minolta Holdings. This successor division has not yet agreed to proceed with the program and we believe that while we have been informed that the technical review of the program has been completed successfully, continuation of the program and funding may be conditional upon additional review of the potential business opportunity and our long-term relationship with Konica Minolta, including the eventual structure of a licensing agreement or joint partnership. We believe that these issues will be resolved over the coming weeks, however there is no precise timetable for completion and no guarantee that the program or funding will continue under conditions acceptable to us.

Corporate Information

Our principal executive and operations facility is located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, and our telephone number is (770) 242-8723.

For financial statements and additional information about us please refer to our Annual Report, our Quarterly Reports on Form 10-Q, including our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, and any Current Reports on Form 8-K that we file with the SEC. The Company’s Annual Report, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K can be accessed electronically on the SEC’s website at http://www.sec.gov.

Summary Financial Information

The following summary financial information should be read in conjunction with our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 and our Annual Report. Our financial statements have been prepared and presented on a basis assuming we will continue as a going concern. As discussed in Note 1 to the consolidated financial statements contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 and in the report of our independent registered public accounting firm accompanying our financial statements contained in our Annual Report, there is substantial doubt about our ability to continue as a going concern.

Consolidated Statements of Operations (In Thousands Except Per Share Data)

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2012	2011	2011	2010
	(Unaudited)		(Audited)
Revenue
Contract and grant revenue	$718	$767	$3,597	$3,364
Sales – Devices and Disposables	—	—	25	—
Cost of goods sold	—	—	106	—
Gross loss	—	—	(81)	—
Operating Expenses
Claim settlement			3,622	—
Research and development	714	696	2,779	1,805
Sales and marketing	70	49	287	131
General and administrative	930	762	3,584	3,049
Total Costs and Expenses	1,714	1,507	10,272	4,985
Operating Loss	(996)	(740)	(6,756)	(1,621)
Other Income	—	37	192	2
Interest Expense	(17)	(23)	(80)	(1,227)
Loss from Operations	(1,013)	(726)	(6,644)	(2,846)
Provision for Income Taxes	—	—	—	—
Net Loss	$(1,013)	$(726)	(6,644)	(2,846)
Preferred Stock Dividends			—	(1,700)
Net Loss Attributable to Common Stockholders			$(6,644)	$(4,546)
Basic and Diluted Net Loss Per Share Attributable to Common Stockholders	$(0.02)	$(0.02)	$(0.14)	$(0.12)
Weighted Average Shares Outstanding	52,471	47,851	48,868	38,596

Consolidated Balance Sheets (In Thousands)

	As of March 31,	As of December 31,
	2012	2011	2010
	(Unaudited)	(Audited)
Cash and cash equivalents	$1,004	$2,200	$3,268
Total current assets	1,695	2,891	3,383
Total noncurrent assets	1,390	1,419	536
Total current liabilities	2,177	2,729	2,771
Long-term loan payable, less current portion	—	4	31
Total Guided Therapeutics Stockholder’s Equity	804	1,473	1,013
Non-controlling interest	104	104	104
Total Stockholder’s Equity	908	1,577	1,117

Ratio of Earnings to Fixed Charges

We had net losses for the three months ended March 31, 2012 and March 31, 2011 and the years ended December 31, 2011 and 2010. Therefore, our earnings were insufficient to cover our fixed charges for such periods, and we are unable to calculate the ratios of earnings to fixed charges for such periods.

Book Value Per Share

The book value per share of our Common Stock as of March 31, 2012, was $0.02.

12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock

The Offer is open to all holders of Original Warrants, including any of our directors, officers and affiliates who are holders of such warrants. The terms of the Offer are equally applicable to our directors, officers and affiliates as to any other holder of Original Warrants. We expect that some or all of our directors and officers will participate in the Offer.

As of April 30, 2012, the following directors and officers of the Company and persons we know to beneficially own more than 5% of the outstanding shares of our Common Stock hold Original Warrants that are eligible to participate in the Offer:

Name and Title	Warrant Group(s)	Total Number of Shares Underlying Original Warrants	Percentage of Total Shares Underlying Original Warrants
Directors and Executive Officers
John E. Imhoff	2012 Warrants and 2013 Warrants	4,783,923 (1)	16.9%
Michael C. James/ Kuekenhof Equity Fund, LLP (2)	2013 Warrants	1,736,574	6.1%
Ronald Hart/ Hart Management, LLC (3)	2013 Warrants	218,410	*
Ronald W. Allen	2013 Warrants	242,535	*
Richard L. Fowler	2013 Warrants	56,120	*

5% or Greater Stockholders
Dolores Maloof (4)	2013 Warrants	3,266,466	11.5%
Richard Blumberg (5)	2013 Warrants	2,798,469	9.9%

__________

(*)	Less than 1%.
(1)	Includes 384,663 shares underlying 2012 Warrants and 4,399,260 shares underlying 2013 Warrants.
(2)	Held by Kuekenhof Equity Fund, LP.
(3)	Held by Hart Management, LLC.
(4)	Ms. Maloof’s address is 2669 Mercedes Drive, Atlanta, GA 30345.
(5)	Mr. Blumberg’s address is 2357 Hobart Ave. S.W., Seattle, WA 98116.

The Offer was unanimously approved by our Board of Directors, upon the recommendation, after due deliberation, of all of those directors who do not hold Original Warrants and are therefore disinterested with respect to the Offer.

As of April 17, 2012, our executive officers, directors and 5% or greater stockholders beneficially owned an aggregate of 33,436,292 shares of Common Stock, consisting of 14,347,442 shares of Common Stock, warrants to purchase 15,207,683 shares of Common Stock (including Original Warrants to purchase 13,387,683 shares of Common Stock) and 3,881,167 shares subject to stock options.

The holders of certain of our outstanding warrants, including the 2013 Warrants, or their transferees are entitled to certain registration rights with respect to the registration of the shares issuable upon exercise of those warrants under the Securities Act. These rights with regard to the 2013 Warrants are provided under the terms of a loan agreement, first executed on March 1, 2007.

To the best of our knowledge, none of our directors or executive officers has engaged in transactions involving the Original Warrants during the past 60 days. In addition, except as otherwise described above, we are not and, to our knowledge, none of our directors or executive officers is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

13.	Legal Matters; Regulatory Approval

We are not aware of any license or regulatory permit, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the Original Warrants as contemplated herein. Our obligation under the Offer to Exchange to accept any tendered Original Warrants for exchange is subject to conditions, including the conditions described in Section 8 “Conditions of the Offer.”

14.	Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations relating to (i) the exchange of Original Warrants for New Warrants pursuant to the Offer, (ii) the exercise and lapse of the New Warrants and (iii) the ownership and disposition of our Common Stock received upon exercise of the New Warrants. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all effective as of the date hereof and subject to change (possibly with retroactive effect) or differing interpretations. We have not sought a ruling from the Internal Revenue Service (“IRS”) and we cannot assure you that the IRS will not challenge the conclusions stated below.

This discussion does not purport to address all tax considerations that may be relevant to you in light of your particular circumstances, or to holders who are subject to special tax rules, such as: financial institutions; banks; insurance companies; regulated investment companies; real estate investment trusts; tax-exempt organizations; dealers in securities; taxpayers that utilize the mark-to-market method of tax accounting; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; U.S. Holders who hold the Original Warrants, New Warrants or our Common Stock, as applicable, through a foreign entity or foreign account; partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities); persons subject to the alternative minimum tax; individual retirement and other tax-deferred accounts; U.S. expatriates; persons who acquired the Original Warrants as compensation; or investors who hold the Original Warrants and will hold the New Warrants as part of a hedge, straddle or other risk reduction transaction. This discussion is limited to holders who hold the Original Warrants and will hold the New Warrants and our Common Stock as capital assets (generally, for investment purposes). If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Original Warrants, the New Warrants or our Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of exchanging Original Warrants for New Warrants pursuant to the Offer, exercising the New Warrants and owning and disposing of shares of our Common Stock received upon exercise of the New Warrants. This summary does not consider any tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any U.S. federal taxes other than income taxes.

Each holder is urged to consult its tax advisor regarding the specific U.S. federal, state, local and foreign tax consequences of (i) the exchange of Original Warrants for New Warrants pursuant to the Offer, (ii) exercising the New Warrants and (iii) owning and disposing of shares of our Common Stock received upon exercise of the New Warrants.

U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of an Original Warrant, New Warrant or Common Stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If you are not a U.S. Holder, this subsection does not apply to you.

Exchange of Original Warrants for New Warrants Pursuant to the Offer

Although the matter is not entirely clear, we intend to take the position that an exchange of Original Warrants for New Warrants will constitute a recapitalization for U.S. federal income tax purposes. If this position is correct, as is assumed for purposes of the remainder of this summary, (i) you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of Original Warrants for New Warrants pursuant to the Offer, (ii) your tax basis in the New Warrants received will be equal to your tax basis in the Original Warrants exchanged therefor, and (iii) your holding period for the New Warrants received in the exchange generally will include the holding period for the Original Warrants.

If the IRS were to successfully assert that the exchange of your Original Warrants for New Warrants does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, you would be required to recognize capital gain or loss equal to the difference between the fair market value of the New Warrants received and your tax basis in the Original Warrants. Such gain or loss would be capital gain or loss and would be long-term or short-term depending on whether the Original Warrants had been held for more than one year. The tax basis in the New Warrants received would be equal to the fair market value of the New Warrants on the date of the exchange, and the holding period of the New Warrants would begin on the day after the date of the exchange.

You are urged to consult your own tax advisor with respect to the United States federal income tax consequences of exchanging your Original Warrants for New Warrants.

Exercise or Lapse of New Warrants

The exercise of a warrant is generally not taxable for U.S. federal income tax purposes. When you exercise a New Warrant, the cost of the New Warrant will be added to your tax basis in the Common Stock acquired with the New Warrant. The holding period of the Common Stock received upon exercise of the New Warrant will begin on the day after the exercise of the New Warrant.

If you allow a New Warrant to expire or lapse without exercise, the New Warrant will be deemed for U.S. tax purposes to be sold or exchanged on the date of expiration. Accordingly, you may generally claim a capital loss in the amount of the adjusted tax basis of the expired New Warrant. The capital loss will be treated as short-term or long-term depending on your holding period of the New Warrant. The capital loss will be long-term capital loss if, at the time of the expiration, your holding period of the New Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Distributions on Common Stock Received upon Exercise of New Warrants

After you exercise a New Warrant, any distributions you receive in respect of our Common Stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our Common Stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate U.S. holder will qualify for taxation at a reduced 15% rate (effective for tax years beginning before January 1, 2013) if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our Common Stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our Common Stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the Common Stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates or trusts will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our Common Stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain U.S. Holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, Common Stock. Under the Code and applicable Treasury Department Regulations, a U.S. holder of Common Stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on Common Stock, or the proceeds of a sale, exchange or disposition of Common Stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle a U.S. Holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are a beneficial owner of an Original Warrant, New Warrant or Common Stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is not a citizen or resident of the United States;
•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized or created under laws outside of the United States; or
•	an estate or trust that is not a U.S. Holder.

If you are not a Non-U.S. Holder, this subsection does not apply to you.

Exchange of Original Warrants for New Warrants Pursuant to the Offer

Although the matter is not entirely clear, we intend to take the position that an exchange of Original Warrants for New Warrants will constitute a recapitalization for U.S. federal income tax purposes. If this position is correct, as is assumed for purposes of the remainder of this summary, (i) you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of Original Warrants for New Warrants pursuant to the Offer, (ii) your tax basis in the New Warrants received will be equal to your tax basis in the Original Warrants exchanged therefor, and (iii) your holding period for the New Warrants received in the exchange generally will include the holding period for the Original Warrants.

If the IRS were to successfully assert that the exchange of your Original Warrants for New Warrants does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, the exchange would be a taxable transaction for U.S. federal income tax purposes. To the extent you recognize any gain as a result of the exchange, such gain would be subject to the rules with respect to the sale or exchange of shares of our Common Stock described below under “—Sale or Other Taxable Disposition of Common Stock.”

You are urged to consult your own tax advisor with respect to the United States federal income tax consequences of exchanging your Original Warrants for New Warrants.

Exercise or Lapse of New Warrants

The exercise of a warrant is generally not taxable for U.S. federal income tax purposes. When you exercise a New Warrant, the cost of the New Warrant will be added to your tax basis in the Common Stock acquired with the New Warrant. The holding period of the Common Stock received upon exercise of the New Warrant will begin on the day after the exercise of the New Warrant.

If you allow a New Warrant to expire or lapse without exercise, the New Warrant will be deemed for U.S. tax purposes to be sold or exchanged on the date of expiration. Accordingly, you may generally claim a capital loss in the amount of the adjusted tax basis of the expired New Warrant. The capital loss will be treated as short-term or long-term depending on your holding period of the New Warrant. The capital loss will be long-term capital loss if, at the time of the expiration, your holding period of the New Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Distributions on Common Stock Received upon Exercise of New Warrants

If you receive a distribution with respect to our Common Stock that is treated as a dividend because it is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), you generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless such dividend is effectively connected with your conduct of a U.S. trade or business, which will be taxed as discussed under the heading “—Income or Gain Effectively Connected with the Conduct of a United States Trade or Business” below.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, repurchase or other taxable disposition of shares of our Common Stock received upon exercising the New Warrants, unless:

•	if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, repurchase or disposition and certain other conditions are met;
•	that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or
•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale, exchange or other disposition and the period during which you held the shares.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, repurchase or disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “—Income or Gain Effectively Connected with a United States Trade or Business,” below. We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Income or Gain Effectively Connected with the Conduct of a United States Trade or Business

If you are engaged in a trade or business in the United States and if dividends paid on our Common Stock or gain on the disposition of our Common Stock is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), then you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to such income) on such dividends or gain on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, dividends and gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.

HIRE Act

On March 18, 2010, the Hiring Incentives to Restore Employment Act (the “HIRE Act”) was signed into law. Under certain circumstances, the HIRE Act will impose a withholding tax of 30% on payments made after December 31, 2012 of (i) dividends paid with respect to our Common Stock and (ii) certain gross proceeds from the disposition of shares of our Common Stock to (a) foreign financial institutions (as defined in Section 1471(d)(4) of the Code) unless they agree to collect and disclose to the Secretary of the Treasury information regarding their direct and indirect U.S. account holders and (b) certain other foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Under some circumstances, a foreign owner may be eligible for refunds or credits of such taxes.

Although the HIRE Act currently applies to applicable payments made after December 31, 2012, the IRS has indicated in recent guidance and in proposed Treasury Regulations that the withholding provisions described above will apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2015. You are encouraged to consult with your own tax advisors regarding the possible implications of the HIRE Act and the proposed Treasury Regulations on ownership and disposition of shares of our Common Stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

A Non-U.S. Holder will generally be subject to backup withholding for dividends on our Common Stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Common Stock by a Non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States unless the proceeds are transferred to an account maintained by the holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address or the sale has some other specified connection to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of its shares of our Common Stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless such Non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a Non-U.S. Holder sells its shares of our Common Stock through a foreign broker which derives more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such Non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle a Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Original Warrants pursuant to the Offer to Exchange.

16.	Additional Information

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “SC TO-I”), of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the SC TO-I and the additional exhibits to the SC TO-I. We recommend that you review the SC TO-I, including its additional exhibits, and the following materials that we have filed with the SEC and incorporate herein by reference before making a decision on whether to tender your Original Warrants:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 28, 2012;
•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, filed with the SEC on May 14, 2012;
•	our Current Reports on Form 8-K filed with the SEC on March 23, 2012 and April 19, 2012; and
•	the description of our Common Stock contained in Amendment No. 1 to our Registration Statement on Form S-1 (No. 333-22429), filed with the SEC on April 24, 1997.

You may read and copy any of these filings and other information about us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

We will provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company at Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley, or by telephone at (770) 242-8723.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Original Warrants pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange, the Election to Participate or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.